Exhibit 5.2

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

DAVIS POLK & WARDWELL LLP

450 LEXINGTON AVENUE

NEW YORK, N.Y. 10017

212-450-4000

April 20, 2010

Limited Brands, Inc.

Three Limited Parkway

P. O. Box 16000

Columbus, Ohio 43216

Ladies and Gentlemen:

We have acted as counsel to Limited Brands, Inc., a Delaware Corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-146420) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale from time to time of (i) senior debt securities (the “Senior Debt Securities”), which may be issued pursuant to an indenture, dated as of March 15, 1988, between the Company and The Bank of New York, as trustee, as amended by a supplemental indenture, dated as of May 31, 2005, among the Company, The Bank of New York, as resigning trustee, and The Bank of New York Trust Company, N.A., as successor trustee; as further amended by the second supplemental indenture, dated as of July 17, 2007 between the Company and The Bank of New York Trust Company, N.A., as trustee; and as will be further amended by a third supplemental indenture to be entered into between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Debt Indenture”); (ii) subordinated debt securities (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”) which may be issued pursuant to an indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Subordinated Debt Indenture” and together with the Senior Debt Indenture, the “Indenture”); (iii) guarantees of the Senior Debt Securities issued under the Senior Debt Indenture on a joint and several senior unsecured basis by each of the Company’s subsidiary guarantors (the “Guarantors”) registered under the Registration Statement (the “Guarantees”) and (iv) any other such securities as have been registered under the Registration Statement.

We have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

Limited Brands, Inc.	2	April 20, 2010

On the basis of the foregoing, we are of the opinion that:

1. When the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the respective Indenture and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the respective Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

2. When the Guarantees have been duly executed and delivered by the parties thereto as contemplated by the Senior Debt Indenture and the applicable underwriting or other agreement, the Guarantees will constitute legal, valid and binding obligations of the Guarantors.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall be effective and such effectiveness shall not have been terminated or rescinded; (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security; and (iv) to the extent that the obligations of the Guarantors under the Guarantees are or may be dependent upon such matters, (a) the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization, (b) the Guarantors will be duly qualified to engage in the activities contemplated by the Guarantees, (c) the Guarantees will be duly authorized, executed and delivered by the Guarantors and will constitute the legal, valid and binding obligations of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, and (d) the Guarantors will have the requisite organizational and legal power and authority to perform their respective obligations under the Guarantees. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Opinions” in the prospectus.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP